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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-3 (Registration No. 333-115595) and related Prospectus of Hardinge Inc. for the registration of its common stock of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Hardinge Inc., Hardinge Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hardinge Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
Ernst & Young LLP

Buffalo, New York June 16, 2006